UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 24, 2012

Icahn Enterprises L.P.

 (Exact name of registrant as specified in its charter)

Delaware	1-9516	13-3398766
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, Suite 4700, New York, NY	10153
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 702-4300

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously disclosed, on April 1, 2010, Icahn Enterprises L.P. (“Icahn Enterprises”) and Icahn Capital LP (‘‘Icahn Capital’’), a wholly owned indirect subsidiary of Icahn Enterprises, entered into a co-manager agreement with Brett Icahn, the son of Carl C. Icahn. At that time Icahn Capital also entered into a co-manager agreement on the same terms with David Schechter (such co-manager agreements, collectively the ‘‘Icahn Enterprises Co-Manager Agreements’’). Under the Co-Manager Agreements, each of Brett Icahn and David Schechter serves as a co-portfolio manager of the Sargon Portfolio, a designated portfolio of assets within the various private investment funds comprising Icahn Enterprises’ Investment segment, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP (the ‘‘Funds’’), subject to the supervision and control of Icahn Capital and Carl Icahn. Icahn Capital owns the general partners of Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP.

Subject to the terms of the Co-Manager Agreements, on March 31, 2013, each of Brett Icahn and David Schechter will be entitled to a one-time lump sum payment equal to 5.1% of the profit (as defined in the Co- Manager Agreements) generated by the Sargon Portfolio over a hurdle rate of return, minus certain costs (the ‘‘Final Payment’’). Other than the Final Payment, neither Brett Icahn nor David Schechter is entitled to receive from us any other compensation (including any salary or bonus) in respect of services provided pursuant to the Co-Manager Agreements. For fiscal 2011, the amount due to each of Brett Icahn and David Schechter under the Co-Manager Agreements increased by $5.2 million and the balance due to each of Brett Icahn and David Schechter would have been $10.2 million if such individual had been 100% vested as of December 31, 2011.

The Sargon Portfolio, which began with $300 million of capital on April 1, 2010, has grown to $587 million as of the close of business on June 29, 2012 and has generated gross profits of $287 million and a gross cumulative return since inception of 95.63%.

On July 24 2012, (i) Icahn Enterprises and Icahn Capital entered into amendments to each of the Co-Manager Agreements with each of Brett Icahn and David Schechter (the “Amended Icahn Enterprises Co-Manager Agreements”), and (ii) High River Limited Partnership (‘‘High River’’), an affiliate of Carl C. Icahn, entered into new co-manger agreements with each of Brett Icahn and David Schechter (such co-manager agreements, collectively the ‘‘High River Co-Manager Agreements,’’ and together with the Amended Icahn Enterprises Co-Manager Agreements, the “New Co-Manager Agreements”). The New Co- Manager Agreements are effective as of August 1, 2012. Pursuant to the New Co-Manager Agreements, subject to the supervision and control of Icahn Capital and Carl Icahn, the Funds and High River, would make available up to an aggregate of $3 billion (to be provided approximately 80% by the Funds and 20% by High River) for management within the Sargon Portfolio over a four-year term and each of Brett Icahn and David Schechter would be entitled, subject to the terms of the New Co-Manager Agreements, to a one-time lump sum payment at the end of such four year period, equal to 7.5% of the profit generated by the portfolio over a hurdle rate of return, minus certain costs (payable by each of the Funds and High River based upon their respective profits).

The full text of each of the Amended Icahn Enterprises Co-Manager Agreements is filed herewith as Exhibits 10.1 and 10.2 and is incorporated herein by reference. The foregoing description of the Amended Icahn Enterprises Co-Manager Agreements does not purport to describe all of the terms of the Amended Icahn Enterprises Co-Manager Agreements, and is qualified in its entirety by reference to the full text of each Amended Icahn Enterprises Co-Manager Agreements.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Co- Manager Agreement, dated July 24, 2012, among Icahn Enterprises L.P., Icahn Capital LP and Brett Icahn.

10.2	Amended and Restated Co- Manager Agreement, dated July 24, 2012, among Icahn Enterprises L.P., Icahn Capital LP and David Schechter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P. (Registrant)

By:	Icahn Enterprises G.P. Inc. its general partner

	By:	/s/ Daniel Ninivaggi
Daniel Ninivaggi President, Chief Executive Officer and Director

Date:  July 27, 2012